Exhibit 10.1

TELEPHONE AND DATA SYSTEMS, INC. (TDS)
2022 OFFICER BONUS PROGRAM

This officer bonus program covers all TDS EVP and SVP officers, other than the President and CEO of TDS. This program does not apply to any officer of a TDS subsidiary other than the President and CEO of TDS Telecom and the President and CEO of OneNeck. Payments under this program require specific approval of the TDS Compensation and Human Resources Committee (CHRC).

TDS Officer Participants:
▪EVP and SVP officers of TDS Corporate
▪TDS Telecom President and CEO
▪OneNeck President and CEO

Performance Measurements and Weightings:

Performance Measurement	Component Weighting	Net Weighting	Overall Weighting
Company Performance			80%
Consolidated Operating Revenue	50%	40%
Consolidated Adjusted Earnings (before Interest, Taxes, Depreciation, Amortization and Accretion (EBITDA))	40%	32%
Consolidated Capital Expenditures	10%	8%
Individual Performance			20%

Company Performance Component (80% Weighting)
Actual performance will be assessed against the targeted performance for each performance measure. The performance measures are defined below:
•Consolidated Operating Revenue: Revenue generation is the primary driver to long-term growth in profitability and returns. It is also an indicator of the success of past investments. Consolidated Operating Revenue will align with the externally reported metric.
•Consolidated Adjusted Earnings (before Interest, Taxes, Depreciation, Amortization and Accretion (EBITDA)): Adjusted EBITDA is a direct measure of the cash generated from the operations of the TDS businesses in a given year and the overall profitability of the Company. The calculation of Adjusted EBITDA will align with the methodology used for external reporting purposes, which is currently defined as net income adjusted for income taxes, depreciation, amortization and accretion, loss on impairment of assets, gain or loss on sale of business and other exit costs, gain or loss on sale of licenses and exchanges, gain or loss on investment, gain or loss on asset disposals and interest expense.
•Consolidated Capital Expenditures: The Capital Expenditure metric measures the enterprise’s management of its investments in property, plant and equipment and investment in future growth opportunities. Consolidated Capital Expenditures will align with the externally reported metric.
In the case of the TDS Telecom President and CEO, the Company performance measures are calculated considering only TDS Telecom’s performance, rather than on a consolidated basis, and in the case of the OneNeck President and CEO, the Company performance measures are calculated considering only OneNeck’s performance, rather than on a consolidated basis.
Adjustments to Company Performance Component Calculations:
•Acquisitions/Divestitures: Results associated with acquisitions and/or divestitures will be evaluated on a case-by-case basis to determine whether adjustments to target or actual results are warranted.
•Other Adjustments: Any adjustments to the target or actual bonus calculations will be presented to the CHRC for review and approval. Adjustment recommendations will be limited to material accounting adjustments or major business decisions that, without their adjustment, would cause the calculated bonus results to differ materially from the unadjusted calculation and therefore not reflect the true performance delivered in the year. Bonus expense will be included in the Adjusted EBITDA metrics.

Bonus ranges are set to reinforce the Company’s pay for performance culture. The minimum performance level for a performance measure needs to be achieved before any bonus for that performance measure is earned. The ranges result in substantial reductions in bonuses when targets are not achieved, and greater rewards for above target performance.

Performance Measurement	Minimum	Maximum
Consolidated Operating Revenue	90%	110%
Consolidated Adjusted EBITDA	85%	115%
Consolidated Capital Expenditures	105%	90%

Bonus payouts as a percent of target, at minimum and maximum performance levels:

Performance Measurement	Minimum	Target	Maximum
Consolidated Operating Revenue	50%	100%	200%
Consolidated Adjusted EBITDA	50%	100%	200%
Consolidated Capital Expenditures	50%	100%	150%

Bonus payouts between the minimum and target and between the target and maximum performance level for each performance measure will be computed by interpolation.

Any bonus for performance below the minimum percentage for a performance measure will be at the discretion of the CHRC.

Performance targets are set by the CHRC each year based on the plans and objectives of the business.

Individual Performance Component (20% Weighting)
The 20% individual performance component is made up of the following:
(1) Group Objectives: 40%
(2) Individual Objectives: 60%
Objectives: The TDS President and CEO will, with input from the applicable officer, assign the group and individual objectives, including approximately 2 to 5 major initiatives to be carried out during the performance year. The weighting for the group objectives equals 40% (of the total 20% individual performance component) and individual objectives equals 60% (of the total 20% individual performance component) with the weighting for each objective decided by the applicable officer and the TDS President and CEO. The CHRC approves the objectives and their weightings.

With the approval of the TDS President and CEO and the CHRC, an officer’s group and individual objectives and weightings may be revised during the performance year if important new initiatives arise or circumstances with respect to an objective have materially changed. Performance on each selected objective will be based on the TDS President and CEO’s assessment of the results that both the applicable officer and the officer’s respective team(s) have achieved in meeting the assigned objectives. The CHRC reviews and approves these assessments.

Individual Performance Component (as a % of target payout):

Individual Performance	% of Target Payout
Far Exceeds Expectations: Performance greatly exceeded that which was planned and expected.	140% - 160%
Exceeds Expectations: Performance significantly exceeded that which was planned and expected.	115% - 135%
Meets Expectations: Performance was close to that which was planned and expected.	90% - 110%
Partially Meets Expectations: Performance was sufficient to merit a partial bonus.	65% - 85%
Did Not Meet Expectations: Performance was not sufficient to merit a bonus.	0%

Determination of Awards:
Once the Company performance component percentage has been reviewed, the TDS President and CEO will approve and make recommendations to the CHRC for each plan participant. Recommendations will include the following:
▪His/her Company performance result. This will be the amount calculated in accordance with the terms of this program (unless the TDS President and CEO feels that there is a compelling rationale to recommend an adjustment to this amount, which he would provide to the CHRC).
▪His/her recommended individual performance result and his/her total recommended award amount.

The CHRC will review these proposed awards and either approve them as submitted or revise some or all of them, as they deem appropriate. Once the CHRC finalizes the awards, they may be communicated and processed for payment.

Award Payments:
Approved award amounts shall be paid during the period commencing on the January 1st immediately following the performance year and ending on March 15th immediately following the performance year. Notwithstanding the foregoing, in the event that payment by such March 15th is administratively impracticable and such impracticability was unforeseeable, payment will be made as soon as administratively practicable after such March 15th, but in no event later than December 31st following the performance year. Payment will be made in the form of a lump sum.

New Participants: New participants named during the calendar year will be eligible to receive a pro-rated award based on the number of months residing in a qualified position covered by the Plan.

Retirement/Death: Payout will occur for participants employed during the performance year who meet the eligibility requirements and who retire or die before the actual payout date. The calculation will be a function of their bonus target, pro-rated based on the months of employment during the calendar year with consideration of company performance, and their previous individual performance. A separation is considered a retirement if the associate has a voluntary separation and meets the requirements to qualify for retiree pension and/or medical benefits. The Company in its discretion may elect to accelerate payout upon retirement or death to occur as soon as administratively practicable thereafter.

Notwithstanding any provision of this award program to the contrary, a participating officer does not have a legally binding right to an award payment unless and until the award amount, if any, is paid and no award amount shall be paid unless the individual remains employed through the actual award payout date unless otherwise approved at the discretion of the CHRC.
Any award amount paid pursuant to this program is subject to recovery by TDS or any other action pursuant to any claw-back or recoupment policy which TDS may adopt from time to time, including without limitation any such policy which TDS may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

Program Revisions:
The TDS Officer Bonus Program may be revised or discontinued at any time and for any reason. If, and when, either the CHRC and/or management determines that the TDS Officer Bonus Program should be revised, the parties will discuss the proposed change(s) and the rationale for them, following which the CHRC will determine what, if any, changes will be approved and implemented.